Exhibit 3.1
Certificate of Designation
of
Series A Preferred Stock
of
Endeavour International Corporation
Pursuant to Section 78.1955 of the
General Corporation Law of the State of Nevada
          Endeavour International Corporation, a Nevada corporation (the “Corporation”), does hereby certify that, pursuant to the authority contained in Section 4.01 of its Articles of Incorporation, as amended, and in accordance with the provisions of Section 78.1955 of the Nevada Revised Statutes, the Corporation’s Board of Directors (the “Board”) has duly adopted the following resolution creating a Series of Preferred Stock designated as Series A Preferred Stock.
          RESOLVED, that the Corporation hereby designates and creates a Series of the authorized Preferred Stock of the Corporation designated as Series A Preferred Stock, as follows:
          FIRST: Of the 10,000,000 shares of Preferred Stock, par value $0.001 per share, authorized to be issued by the Corporation, 125,000 shares are hereby designated as “Series A Preferred Stock” (referred to herein as the “Series A Preferred Stock”). The rights, preferences, privileges and restrictions granted to and imposed upon the Series A Preferred Stock are as set forth below:
          1. Definitions. For purposes of this resolution, the following definitions shall apply:
          “Accrued Dividends” means, with respect to any share of Series A Preferred Stock, all accrued but unpaid dividends thereon (whether or not declared). The Dividend Percentage and, if applicable, the Penalty Percentage at which such dividends shall have accrued over any period shall be determined at the time of payment thereof based on whether such dividends are paid in cash or shares of Common Stock.
          “Affiliate” of a Person means (a) with respect to a Person, any member of such Person’s family (including any child, step child, parent, step parent, spouse, sibling, mother in law, father in law, son in law, daughter in law, brother in law or sister in law); (b) with respect to an entity, any officer, director, stockholder, partner or investor of or in such entity; and (c) with respect to a Person or entity, any Person or entity which directly or indirectly controls, is controlled by, or is under common control with such Person or entity.
          “Alternate Preferred Stock” has the meaning set forth in Section 9(a)(ii).
          “Amex Approval Proposal” has the meaning set forth in Section 13(a).

          “Bankruptcy Event” means (a) the entry by a court having jurisdiction in the premises of (i) a decree or order for relief in respect of the Corporation of an involuntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or (ii) a decree or order adjudging the Corporation as bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Corporation under any applicable Federal or State law or (iii) appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Corporation or of any substantial part of its or its Subsidiaries’ property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of 60 consecutive days; or (b) the commencement by the Corporation of a voluntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by it to the entry of a decree or order for relief in respect of the Corporation in an involuntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under any applicable Federal or State law, or the consent by it to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Corporation or of any substantial part of its or its Subsidiaries’ property, or the making by it of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due, or the taking of corporate action by the Corporation in furtherance of any such action.
          “Benchmark Price” means the lesser of the Conversion Price then in effect and $2.35.
          “Bloomberg” means the online information service available at http://www.bloomberg.com/.
          “Board” has the meaning set forth in the Recitals hereto.
          “Business Day” means any day other than a Saturday, a Sunday or a day when commercial banks in The City of New York are authorized by law, rule or regulation to be closed.
          “Buy In” has the meaning set forth in Section 6(e).
          “Buy In Price” has the meaning set forth in Section 6(e).
          “Certificate” means this Certificate of Designation.
          A “Change of Control” of the Corporation shall be deemed to have occurred at such time after the Issue Date as any of the following events shall occur:
               (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) acquires the beneficial ownership (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that such Person shall be deemed to have “beneficial ownership” of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, through a purchase, merger or other acquisition transaction, of 50% or more of the total voting power of the total outstanding capital stock of the Corporation entitled to vote other than an acquisition by the Corporation, any of its Subsidiaries or any employee benefit plans of the Corporation;
               (ii) the Corporation sells, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any Person or Persons;
               (iii) the Corporation consolidates with, or merges with or into, another Person, or any Person consolidates with or merges with or into the Corporation (any such transaction, a “Corporation Merger”) other than:
                    (A) any Corporation Merger (1) that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of the Common Stock (other than the cancellation and exchange of such shares solely into shares of common stock or equivalent equity security of a Successor Entity) and (2) pursuant to which holders of the Common Stock of the Corporation immediately prior to the transaction are entitled to exercise, immediately after the transaction, more than 50% of the total voting power of all shares of the capital stock of a Successor Entity entitled to vote generally in the election of directors of the Successor Entity; or
                    (B) any merger solely for the purpose of changing the Corporation’s jurisdiction of incorporation and resulting in the conversion or exchange of outstanding shares of Common Stock solely into shares of common stock of the surviving corporation in such merger; or
               (iv) a majority of the seats (other than the vacant seats) on the Board shall at any time be occupied by Persons (other than Persons designated, nominated or elected by the holders of the Series A Preferred Stock) who were not nominated by the Board (it being understood that Persons nominated by the Board after such Persons were proposed or nominated by a Person or group indicating an intention to solicit proxies or engage in an election contest shall not be treated as having been nominated by the Board for this purpose); or
               (vi) the stockholders of the Corporation pass a special resolution approving a plan of liquidation or dissolution and no additional approvals of the Corporation’s stockholders are required under applicable law to cause a liquidation or dissolution.
          “Change of Control Offer” has the meaning set forth in Section 10(a).
          “Change of Control Payment Date” has the meaning set forth in Section 10(b)(ii).
          “Change of Control Price” has the meaning set forth in Section 10(e).
          “Closing Sale Price” means, for any security as of any date, the last closing trade price for such security on the American Stock Exchange, as reported by Bloomberg, or, if the American Stock Exchange begins to operate on an extended hours basis and does not designate the closing trade price then the last trade price of such security prior to 4:00 p.m., New York Time, as reported by Bloomberg, or, if the American Stock Exchange is not the principal securities exchange or trading market for such security the last trade price of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last trade price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no last trade price is reported for such security by Bloomberg, the average of the ask prices of any market makers for such security as reported in the “pink sheets” by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.). If the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Sale Price of such security on such date shall be the fair market value as mutually determined by the Corporation and the Majority Holders. All such determinations are to be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during the applicable calculation period.
          “Common Stock” means the common stock, par value $0.001 per share, of the Corporation.
          “Conversion Notice” has the meaning set forth in Section 6(c).
          “Conversion Price” means $2.50 per share of Common Stock, as adjusted in accordance with Section 8.
          “Convertible Securities” means any stock or security convertible into or exchangeable for Common Stock.
          “Corporation” has the meaning set forth in the Recitals hereto.
          “Debt Financing” means the indebtedness of the Corporation incurred to finance the acquisition by the Corporation of the issued share capital of Talisman Expro Limited (including related expenses), and any refinancing or renewal thereof.
          “Dividend Payment Date” means March 31, June 30, September 30 and December 31 of each year.
          “Dividend Percentage” means 10.421%, if the applicable dividend is paid in the form of Common Stock, and 10%, if the applicable dividend is paid in cash.
          “Dividend Period” means (a) with respect to the first dividend period, the period beginning on and including the Issue Date and ending on and excluding the first Dividend Payment Date following the Issue Date, and (b) thereafter, each quarterly period beginning on and including a Dividend Payment Date and ending on and excluding the next succeeding Dividend Payment Date.
          “Eligible Market” means any of The New York Stock Exchange, the American Stock Exchange, The NASDAQ Global Market and the NASDAQ Global Select Market.
          “Equity Conditions” has the meaning set forth in Section 4(c).

          “Excess Accrued Dividends” has the meaning set forth in Section 4(d).
          “Exchange Act” means the Securities Exchange Act of 1934, as amended.
          “Exchange” has the meaning set forth in Section 13(b).
          “Excluded Shares” means (a) shares of Common Stock or, if applicable, New Preferred Stock Units, issuable upon conversion of shares of Series A Preferred Stock or any shares of Common Stock issuable in payment of any dividend in respect of the shares of Series A Preferred Stock, (b) shares of Alternate Preferred Stock issued pursuant to Section 9(a)(ii), (c) shares of Common Stock issued upon the exercise of options therefor issued to officers, directors, employees or consultants of the Corporation pursuant to a stock option plan existing as of the Issue Date or thereafter approved by the stockholders of the Corporation, (d) shares of Common Stock issued other than for capital raising purposes to an individual, not previously an officer, director or employee of the Corporation as an inducement material to such individual entering into employment with the Corporation, (e) shares of Common Stock issuable upon the exercise or conversion of any Options or Convertible Securities outstanding as of the Issue Date (provided that such exercise or conversion occurs in accordance with the terms thereof, without modification or amendment and at the exercise or conversion price or ratio in effect immediately prior to the Issue Date), (f) shares of Common Stock sold by the Corporation solely for the purpose of raising funds necessary to satisfy the Corporation’s tax withholding obligations under applicable federal and state tax law arising as a result of the payment of dividends on the Series A Stock in the form of shares of Common Stock, and (g) other securities designated as “Excluded Shares” by the Majority Holders.
          “Fundamental Transaction” has the meaning set forth in Section 8(b).
          “Indebtedness” means, with respect to any Person, (a) the principal of, and any capitalized interest, fees or charges in respect of, (i) indebtedness of such Person for money borrowed and (ii) indebtedness evidenced by notes, debentures, bonds (other than performance or similar bonds) or other similar instruments for the payment of which such Person is liable; (b) the face amounts of all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction; (c) that portion of obligations with respect to capital leases that is properly classified as a liability on a balance sheet in conformity with U.S. generally accepted accounting principles; (d) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any mandatorily redeemable equity (other than the Series A Preferred Stock); (e) all obligations of such Person under interest rate protection agreements or similar agreements, or foreign currency or commodity hedge, exchange or similar agreements of such Person; (f) all guarantees of Indebtedness by such Person; and (g) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business and installment obligations arising in the ordinary course of business consistent with past practice).
          “Internal Rate of Return Threshold” means the price per share of Series A Preferred Stock that, if paid by the Corporation to a Series A Holder as the redemption price for such share, would cause a holder of such share from the Issue Date to have received an aggregate amount with respect to such share (including, without limitation, all dividends) equal to (a) the purchase price paid for such share of Series A Preferred Stock pursuant to the Subscription and Registration Rights Agreement (the “Purchase Price”), plus (b) an amount sufficient to generate a 15% pre-tax annual internal rate of return on such Purchase Price from the Issue Date to and including the date such redemption price would be paid for such share; provided, however, that with respect to any dividend paid in respect of a share of Series A Preferred Stock in the form of Common Stock, the holder of such share shall be deemed, for purposes of calculating the Internal Rate of Return Threshold, to have received the dividend in cash.
          “Issue Date” means the date on which the first share of Series A Preferred Stock is issued by the Corporation.
          “Limitation on Conversion” has the meaning set forth in Section 7.
          “Liquidation Event” means the liquidation, dissolution or other winding up of the affairs of the Corporation. Neither the consolidation or merger of the Corporation into or with another Person or Persons, nor the sale of all or substantially all of the assets of the Corporation to another Person or Persons shall be deemed a Liquidation Event.
          “Liquidation Preference” of any share of Series A Preferred Stock means $1,000.00 plus all Accrued Dividends on such share.
          “Majority Holders” means, as of any date of determination, the holders of at least two-thirds of the shares of Series A Preferred Stock then outstanding (excluding any shares held by the Corporation or any Subsidiary thereof).
          “New Preferred Stock Unit ” means a unit of 1/10,000 (one ten-thousandth) of a share of Preferred Stock, par value $0.001 per share designated as “Series D Junior Preferred Stock” of the Corporation.
          “Options” means any options, warrants or other rights to subscribe for or to purchase, or any options for the purchase of, any Common Stock or Convertible Securities.
          “Parent Entity” of a Person means an entity that, directly or indirectly, controls the applicable Person and whose common stock or equivalent equity security is quoted or listed on an Eligible Market, or, if there is more than one such entity, the entity with the largest public market capitalization as of the date of consummation of the applicable Corporation Merger.
          “Penalty Percentage” means 2.6316%, if the applicable dividend is paid in the form of Common Stock, and 2.5%, if the applicable dividend is paid in cash.
          “Person” means any natural person, corporation, limited liability company, limited partnership, general partnership, joint stock company, joint venture, trust, organization, association, other entity or individual.
          “Post Vote Date” means the second Trading Day after the date upon which the Amex Approval Proposal is voted on by the stockholders of the Corporation at a meeting of the

Corporation’s stockholders; provided, however, that if the Amex Approval Proposal is not so voted upon by stockholders of the Corporation on or prior to the 120th day after the Issue Date, the 121st day after the Issue Date shall be the “Post Vote Date.”
          “Qualifying Preferred Stock” means, with respect to each series of shares of Series A Preferred Stock, a series of shares of preferred stock of an issuer that is a U.S. corporation so long as the rank, terms, privileges (including conversion privileges), rights (including dividend, adjustment, voting and redemption rights), preferences (including dividend and liquidation preferences), restrictions, qualifications and limitations are no less favorable to the holders of such shares than the rank, terms, privileges (including conversion privileges), rights (including dividend, conversion, adjustment, voting and redemption rights), preferences (including dividend and liquidation preferences), restrictions, qualifications limitations of the applicable series of shares of Series A Preferred Stock.
          “Record Date” means, with respect to any dividend payable on March 31, June 30, September 30, and December 31, respectively, of each year, the preceding March 15, June 15, September 15 and December 15 and, with respect to any dividend payable on any other date, a date that is nine (9) Trading Days prior to the applicable dividend payment date.
          “Redemption Agent” has the meaning set forth in Section 9(c).
          “Redemption Date” has the meaning set forth in Section 9(a)(i).
          “Redemption Price” has the meaning set forth in Section 9(a)(ii).
          “Registration Failure” has the meaning set forth in Section 4(c).
          “SEC” means the United States securities and Exchange Commission.
          “Securities Act” means the Securities Act of 1933, as amended.
          “Series A Holder” means any Person that is the record holder of any shares of Series A Preferred Stock other than the Corporation or any Subsidiary.
          “Series A Preferred Stock” has the meaning set forth in the Recitals hereto.
          “Series A Redemption Notice” has the meaning set forth in Section 9(a)(i).
          “Series B Preferred Stock” means the Preferred Stock, par value $0.001 per share, of the Corporation, designated as “Series B Preferred Stock”.
          “Series C Preferred Stock” means the shares of Preferred Stock, par value $0.001 per share, of the Corporation, designated as “Series C Preferred Stock”.
          “Share Delivery Date” has the meaning set forth in Section 6(d).
          “Stockholder Approval” means the requisite approval, by the holders of the capital stock of the Corporation entitled to vote, in order for the Corporation to issue all shares of Common

Stock issuable upon full conversion of the Series A Preferred Stock, any additional shares of Common Stock which might be issuable upon conversion of the Series A Preferred Stock as a result of Section 8, and the possible payment of dividends on, or redemption price for, the Series A Preferred Stock in the form of Common Stock.
          “Subscription and Registration Rights Agreement” means the Subscription and Registration Rights Agreement, dated as of October 19, 2006, by and among the Corporation and the other parties thereto.
          “Subsidiary” of a Person means any corporation more than fifty (50%) percent of whose outstanding voting securities, or any partnership, limited liability company, joint venture or other entity more than fifty percent (50%) of whose total equity interest, is directly or indirectly owned by such Person.
          “Successor Entity” means, with respect to any Corporation Merger, the Person, which may be the Corporation, formed by, resulting from or surviving such Corporation Merger if such Person is a publicly traded entity whose common stock or equivalent equity security is quoted or listed for trading on an Eligible Market. If such Person is not a publicly traded entity whose common stock or equivalent equity security is quoted or listed for trading on an Eligible Market, if such Person has a Parent Entity, the Successor Entity shall mean such Person’s Parent Entity, and if such Person has no Parent Entity, then, with respect to such Corporation Merger, there shall be deemed to be no Successor Entity.
          “Trading Day” means (a) any day on which the Common Stock is listed or quoted and traded on its primary Trading Market, or (b) if the Common Stock is not then listed or quoted and traded on any Trading Market, then any Business Day.
          “Trading Market” means any of The New York Stock Exchange, the American Stock Exchange, The NASDAQ Global Market, the NASDAQ Global Select Market, The NASDAQ Capital Market, or any national securities exchange, market or trading or quotation facility on which the Common Stock is then listed or quoted.
          2. Number and Designation. A total of 125,000 shares of the Corporation’s Preferred Stock shall be designated as a series known as “Series A Preferred Stock”, having a par value of $0.001 per share.
          3. Rank. The Series A Preferred Stock shall rank senior to all existing and future capital stock of the Corporation.
          4. Dividends.
                    (a) The Corporation shall be required to pay, and the Series A Holders shall be entitled to receive, prior to the payment of any dividend on any other shares of capital stock of the Corporation, out of any funds legally available therefor, a cumulative quarterly dividend equal to the Dividend Percentage of the Liquidation Preference per annum, except as otherwise set forth in this Section 4. Dividends shall be cumulative from the Issue Date and shall, subject to Section 4(c) and 4(d), be payable in arrears together with all Accrued Dividends, on each Dividend Payment Date, commencing on the first Dividend Payment Date following the Issue Date; provided, that if any such payment date is not a Business Day then such dividend shall be payable on the next Business Day. Dividends shall accrue on a daily basis. Dividends shall be paid to the holders of record of the shares of Series A Preferred Stock as their names appear on the share register of the Corporation on the corresponding Record Date. Each Series A Holder shall also participate with respect to any dividends or distributions, whether in cash, securities, property or otherwise, paid on the shares of Common Stock pro-rata according to the number of shares of Common Stock then issuable upon conversion of all shares of Series A Preferred Stock held by such Series A Holder, calculated on the record date for the determination of holders entitled to receive such dividend or distribution, without regard to whether all or any of such shares of Series A Preferred Stock could have been converted into shares of Common Stock on the date such dividend is paid to the holders of shares of Common Stock to the holders of record of the shares Series A Preferred Stock on the record date for determination of holders entitled to receive such dividend. (i) No dividends shall be permitted to be declared or paid or any distribution, whether in cash, property, securities or otherwise, made on any other shares of capital stock of the Corporation, and (ii) no purchase or redemption of any other shares of capital stock of the Corporation or payment into a sinking fund for the purchase or redemption of any such shares by the Corporation or any of its Subsidiaries be made, in the case of either clause (i) or (ii) at any time while there are any Accrued Dividends or declared but unpaid dividends outstanding on any of the shares of Series A Preferred Stock.
                    (b) If (i) the Corporation shall have failed to file within 45 days after the Issue Date a shelf-registration statement under the Securities Act (x) under which the Offering Holders (as defined in the Subscription and Registration Rights Agreement) may sell Offering Shares (as defined in the Subscription and Registration Rights Agreement) and (y) that registers a number of shares of Common Stock that is no less than 130% of the number of shares of Common Stock issuable upon conversion of all the outstanding shares of Series A Preferred Stock, (ii) such registration statement shall have failed to become effective within 120 days after the Issue Date, or (iii) at any time thereafter until the Registration Termination Date (as defined in the Subscription and Registration Rights Agreement), the Corporation shall have failed to maintain an effective shelf-registration statement (x) under which the Offering Holders may sell Offering Shares that are shares of Common Stock, (y) if the shares of Series A Preferred Stock are then convertible or have been converted into New Preferred Stock Units, under which the Offering Holders may sell Offering Shares that are New Preferred Stock Units, and (z) that covers a number of shares of Common Stock that is no less than (a) 130% of the number of Unissued Offering Shares (as defined in the Subscription and Registration Rights Agreement) that are shares of Common Stock plus the number of Outstanding Offering Shares (as defined in the Subscription and Registration Rights Agreement) that are shares of Common Stock and (b) if the Shares are then convertible or have been converted into New Preferred Stock Units, 130% of the number of Unissued Offering Shares that are New Preferred Stock Units plus the number of Offering Shares that are New Preferred Stock Units (the failures in clauses (i), (ii) and (iii) each being referred to as a “Registration Failure”), then the dividend rate for the Series A Preferred Stock applicable to each quarter (or any portion thereof) during which any Registration Failure occurs or continues shall be equal to an annual rate equal to (A) Dividend Percentage of the Liquidation Preference plus (B) the product of (x) the Penalty Percentage of the Liquidation Preference and (y) the number of quarters (or portions thereof) during which such Registration Failure occurred or continued. (For example, if a Registration Failure occurs during a Dividend Period, the dividend rate for that first Dividend Period shall be the Dividend Percentage plus the Penalty Percentage and shall increase by the Penalty Percentage for each subsequent Dividend Period during which the Registration Failure continues.)
                    (c) All dividends payable by the Corporation shall be payable in cash; provided that if the Corporation is unable to pay any dividends in cash (because the Corporation does not have sufficient funds legally available to pay such dividend in cash or because the terms of any material Indebtedness of the Corporation prohibit such cash payment), the Corporation shall be obligated to pay such dividends in the form of shares of Common Stock (valued for this purpose at the Closing Sale Price on the Trading Day immediately preceding the delivery of such shares of Common Stock to the Series A Holders) in lieu of paying such dividend in cash, if, and only if: (i) such shares of Common Stock are immediately resaleable by the Series A Holders (y) pursuant to an effective registration statement filed under the Securities Act and (z) in compliance with all laws applicable to the Corporation; (ii) such shares of Common Stock are then listed, or approved for listing prior to issuance, on an Eligible Market, and are not then subject to any trading suspension (nor shall trading generally have been suspended on such exchange or market), and the Corporation shall not have been notified of any pending or threatened proceeding or other action to delist or suspend the Common Stock on such exchange or market; and (iii) the Corporation shall not be then subject to a Bankruptcy Event (each of the conditions in clauses (i)-(iii) above, one or more of which may be waived by the Majority Holders, shall be referred to herein as the “Equity Conditions”). Notwithstanding the foregoing two sentences, the Corporation may not pay dividends in shares of Common Stock in excess of 25% of the aggregate dollar trading volume (as reported on Bloomberg) of the Common Stock over the 20 consecutive Trading Days prior to the applicable dividend payment date. In the event that the Corporation is or was unable to pay a dividend in cash and is unable to pay all or a portion of a dividend in Common Stock by reason of the 25% limitation or by reason of the failure of the Equity Conditions to be satisfied or waived, immediately upon the earlier of (x) the Corporation being able to pay all or a portion of such dividend in cash and (y) the Equity Conditions being satisfied or waived (or, if the failure to pay a portion of the dividend on the prior payment date was by reason of the 25% limitation) twenty (20) Trading Days after such prior payment date, the Corporation shall pay the remaining portion of such unpaid dividend to the holders of record of the shares of Series A Preferred Stock as their names appear on the register of the Corporation as of the applicable Record Date (subject to the limitation set forth in the prior sentence). The Corporation shall give each Series A Holder entitled to receive the dividend notice of the form of dividend payment to be made by it to such Series A Holder and the date of payment of such dividend at least seven (7) Trading Days prior to the day immediately preceding the date of payment of such dividend. Cash dividends shall be paid on the applicable dividend payment date by the Corporation by check, or at the request of the Series A Holder entitled to receive such dividend, by wire transfer of immediately available funds to a bank account specified by such holder. To the extent that the dividend payment is to be made in the form of shares of Common Stock, such shares of Common Stock shall be issued and delivered on the applicable dividend payment date in certificated form to each Series A Holder entitled to receive such dividend; provided, however, the Corporation shall, upon a request by a Series A Holder entitled to receive such dividend delivered no later than two (2) Trading Days prior to the date of payment of the dividend, deliver any shares of Common Stock required to be delivered to such Series A Holder by depositing such shares on the applicable dividend payment date with the Depository Trust Company or another established clearing corporation performing similar functions as specified by the Series A Holder and causing such shares to be credited to the account of such holder’s broker with the Depository Trust Company or such other established clearing corporation on the applicable dividend payment date. The Corporation shall at all times use its best efforts to ensure that the Equity Conditions are satisfied.
(d) Solely for purposes of determining the amount of any divided payable in accordance with Sections 4(a), (b) and 4(c) above on a date prior to the Post Vote Date the Dividend Percentage shall be deemed to be 8.921%, if the applicable dividend is paid in the form of Common Stock, and 8.5%, if the applicable dividend is paid in cash. Notwithstanding the prior sentence, dividends shall accrue from the Issue Date through Post Vote Date in accordance with Sections 4(a), (b) and 4(c) above, and all dividends accrued and not paid prior to the Post Vote Date solely by reason of the prior sentence (“Excess Accrued Dividends”) shall be payable by the Corporation on the Post Vote Date if the shares of Series A Preferred Stock have not then been Exchanged in accordance with Section 13(b).
          5. Distribution upon the Occurrence of Liquidation Events. Upon the occurrence of a Liquidation Event, before any distribution or payment is made to any other equity security of the Corporation, the Series A Holders shall be entitled to be paid the greater of (i) the Liquidation Preference and (ii) the amount that would be payable to the Series A Holders if the Series A Holders had converted all outstanding shares of Series A Preferred Stock into shares of Common Stock immediately prior to the Liquidation Event (whether or not all or any of the shares of Series A Preferred Stock is convertible into shares of Common Stock at that time). The foregoing payment shall be made in cash to the extent possible. If upon any such Liquidation Event, the net assets of the Corporation distributable among the holders of all outstanding shares of the Series A Preferred Stock shall be insufficient to permit the payment in full to such holders of the preferential amounts to which they are entitled, then the entire net assets of the Corporation shall be distributed among the holders of the shares of Series A Preferred Stock ratably in proportion to the full amounts to which they would otherwise be respectively entitled.
          6. Conversion and Share Delivery.
                    (a) Conversion of Series A Preferred Stock. Each share of Series A Preferred Stock shall be convertible at any time at the option of the holder thereof into a number of fully paid and non-assessable shares of Common Stock equal to (i) the Liquidation Preference of such share less the Accrued Dividends on such share, divided by (ii) the Conversion Price then in effect.
                    (b) Payment of Accrued Dividends upon Conversion. In connection with the conversion of a share of Series A Preferred Stock, all Accrued Dividends shall be paid in cash on the date of conversion or, if the Corporation is then unable to pay such Accrued Dividends in cash (because the Corporation does not have sufficient funds legally available to pay such dividend in cash or because the terms of any material Indebtedness of the Corporation prohibit such cash payment), paid in shares of Common Stock valued for this purpose at the Closing Sale Price on the Trading Day prior to the date of delivery of such shares of Common Stock in accordance with Section 6(d).
                    (c) Notice of Conversion. In order to effect any conversion of shares of Series A Preferred Stock contemplated by this Section 6, the holder of such shares shall surrender the certificate or certificates representing the shares being converted to the Corporation at the Corporation’s principal executive office (attention: General Counsel), together with written notice (a “Conversion Notice”) that such holder elects to convert all or any number of the shares represented by such certificate or certificates. A Conversion Notice may state that the conversion is conditional upon the occurrence or non-occurrence of one or more events. Each Conversion Notice shall state the name of the holder’s broker and whether the shares of Common Stock deliverable in connection with such conversion (including shares of Common Stock deliverable pursuant to Section 6(b)) shall be delivered by the Corporation by depositing such shares with the Depository Trust Company or another established clearing corporation performing similar functions indicated in the notice and credited to the broker’s account with the Depository Trust Company or such other established clearing corporation; provided that if the holder wishes those shares of Common Stock to be issued in certificated form to the holder, the Conversion Notice may so indicate and instead state the name or the names and the denomination or denominations which such holder wishes the certificate or certificates for shares of Common Stock to be issued. The close of business on the date of receipt by the Corporation of certificate or certificates representing the shares being converted and the applicable Conversion Notice (or, if the conversion is conditional upon the occurrence or non-occurrence of one or more events, the close of business on such later date upon which such conditions are satisfied) shall be the time of conversion, and the shares of Common Stock issuable upon conversion of the shares represented by such certificate or certificates shall be deemed to be issued and outstanding of record as of such date.
                    (d) Delivery upon Conversion. As soon as practicable, but no later than three (3) Trading Days after the time of conversion of shares of Series A Preferred Stock (“Share Delivery Date”), the Corporation shall effect the delivery of the shares of Common Stock deliverable in connection with such conversion (including shares of Common Stock deliverable pursuant to Section 6(b)) by depositing such shares with the Depository Trust Company or such other established clearing corporation indicated in such converting holder’s Conversion Notice and causing such shares to be credited to the account of such converting holder’s broker with the Depository Trust Company or such other established clearing corporation or if such converting holder’s Conversion Notice requested issuance of shares of Common Stock in certificated form, the Corporation shall effect the delivery of certificate or certificates representing the number of shares of Common Stock deliverable in connection with such conversion (including shares of Common Stock deliverable pursuant to Section 6(b)) in such name or names and such denomination or denominations as such converting holder shall have specified in its Conversion Notice. As soon as practicable, but no later than four (4) Trading Days after the time of conversion of shares of Series A Preferred Stock, the Corporation shall deliver to the converting holder a check or cash with respect to any fractional interest in a share of Common Stock as provided in Section 6(f) and a certificate representing any shares of Series A Preferred Stock which were represented by the certificate or certificates delivered to the Corporation in connection with such conversion but which were not converted.
                    (e) If the Corporation fails to effect the delivery to a converting holder shares of Common Stock in accordance with the method of delivery required in accordance with Section 6(d) by the applicable Share Delivery Date or fails to effect the delivery to a holder of shares of Common Stock being paid as a dividend in accordance with the method of delivery required in accordance with Section 4(c) on the payment date for such dividend, and if after such date the holder is required by its brokerage firm to purchase (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by such holder of the shares of Common Stock which the holder was entitled to receive upon the conversion relating to such Share Delivery Date (a “Buy In”), then the Corporation shall, at the discretion of the holder, either (i) promptly pay cash to the holder (in addition to any other remedies available to or elected by the converting holder) in an amount equal to the holder’s total purchase price (including brokerage commissions and out-of-pocket expenses, if any) for the shares of Common Stock so purchased (the “Buy In Price”), at which point the Corporation’s obligation to effect the delivery of such shares of Common Stock) shall terminate, or (ii) promptly honor its obligation to effect the delivery of such shares of Common Stock in accordance with the method of delivery required in accordance with Section 6(d) or 4(c), as applicable, and pay cash to the converting holder in an amount equal to the excess (if any) of the Buy In Price over the product of (A) such number of shares of Common Stock, times (B) the Closing Sale Price on the applicable Share Delivery Date or dividend payment date. The converting holder shall provide the Corporation written notice indicating the amounts payable to the converting holder in respect of the Buy In and, upon request of the Corporation, evidence of the amount of such loss. Nothing herein shall limit a converting holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Corporation’s failure timely to effect the delivery to the converting holder of shares of Common Stock in accordance with the method of delivery required in accordance with Section 6(d).
                    (f) No fractional shares of Common Stock shall be issued upon conversion of shares of, or as a dividend on, shares of Series A Preferred Stock. Instead of any fractional shares of Common Stock that would otherwise be so issued, the Corporation shall pay a cash amount in respect of such fractional interest equal to that fractional interest multiplied by the average Closing Sale Price of the shares of Common Stock for the 10 Trading Days ending on the Trading Day immediately preceding the date of conversion or the applicable dividend payment date. (If more than one share of Series A Preferred Stock is surrendered for conversion at any one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Series A Preferred Stock so surrendered for conversion.)
          7. Limitation on Conversion. On, prior to, or after the Issue Date, any Series A Holder may elect, by written notice to the Corporation, that, with respect to any or all of its Series A Preferred Stock, notwithstanding any other provision in this Certificate, such Series A Holder shall not have the right to convert the Series A Preferred Stock it holds if and to the extent such conversion would result in such Series A Holder beneficially owning, for reporting purposes pursuant to Section 13(d) of the Exchange Act, more than the percentage of shares of Common Stock then outstanding specified in such notice (any such limitation being referred to herein as a “Limitation on Conversion”). Any such Series A Holder shall be entitled to withdraw or modify such notice, and thereafter convert any such Series A Preferred Stock without the foregoing limitation, upon 61 days’ prior written notice to the Corporation.
          8. Adjustments.

                    (a) Subdivision or Combination of Common Stock. In case the Corporation shall at any time after the Issue Date (i) subdivide its outstanding shares of Common Stock into a greater number of shares (by any stock split or otherwise), or (ii) combine or reclassify its outstanding shares of Common Stock into a smaller number of shares (by any reverse stock split or otherwise), then in each such case the Conversion Price in effect immediately prior thereto shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Such adjustment shall be made successively whenever any event listed above shall occur.
                    (b) Fundamental Transaction. The Corporation may not effect any recapitalization, reorganization, reclassification, merger, consolidation, or statutory share exchange (each, a “Fundamental Transaction”) without the approval of the Majority Holders unless:
          (i) if such Fundamental Transaction is a Corporation Merger that constitutes a Change of Control, under the terms of such Corporation Merger, the holders of the shares Series A Preferred Stock will be entitled to elect to receive in respect of each share of Series A Preferred Stock held by such holder either (x) cash in an amount equal to the Change of Control Price, or (y) such shares of stock, securities, assets or cash as may be issued or payable in respect of or in exchange for that number of outstanding shares of Common Stock equal to the number of shares of Common Stock that such holder would have been entitled to receive had such share of Series A Preferred Stock been converted (whether or not such share of Series A Preferred Stock is then convertible into shares of Common Stock) immediately prior to the Corporation Merger (and if in connection with such Corporation Merger, the holders of shares of Common Stock are entitled to make an election with respect to the kind and number of shares of stock, securities, assets or cash that such holders are entitled to receive in such Corporation Merger, each holder of shares of the Series A Preferred Stock shall be entitled to make such election and receive the elected form of consideration), or
          (ii) if such Fundamental Transaction is not a Corporation Merger that constitutes a Change of Control, under the terms of such Fundamental Transaction, (x) either the shares of Series A Preferred Stock immediately prior to such Fundamental Transaction will remain outstanding after such Fundamental Transaction or the shares of each of Series A Preferred Stock will be exchanged in such Fundamental Transaction for an equal number of shares of Qualifying Preferred Stock (and such shares of Qualifying Preferred Stock will be issuable solely in such Fundamental Transaction), (y) such Fundamental Transaction either does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of the Common Stock or results in a cancellation and exchange of such shares solely into shares of common stock of the issuer of the Qualifying Preferred Stock that are listed and traded on an Eligible Market, and (z) if in such Fundamental Transaction, the outstanding shares of Series A Preferred Stock are exchanged for shares of Qualifying Preferred Stock, such shares of Qualifying Preferred Stock shall be convertible after the Fundamental Transaction into shares of common stock of the issuer of the Qualifying Preferred Stock at an initial conversion price per share of common stock equal to the lesser of (1) the Conversion Price in effect with respect to the Series A Preferred Stock immediately prior to the Fundamental Transaction divided by the number of shares of common stock issued in the Fundamental Transaction for one share of Common Stock, and (2) the average Closing Sale Price of the shares of such common stock over the 10 Trading Days ending on the Trading Day immediately prior to the first public announcement of the Fundamental Transaction.
                    (c) Stockholder Approval. In the event that at any time as a result of any adjustment made pursuant to this Section 8 or otherwise, it will be necessary for the Corporation to obtain Stockholder Approval in order for the Corporation to issue all of the shares of Common Stock issuable in connection with the conversion of all outstanding shares of the Series A Preferred Stock (including shares of Common Stock deliverable pursuant to Section 6(b)) or for the Corporation to satisfy the Equity Conditions with respect to such shares of Common Stock or shares of Common Stock issuable as a dividend hereunder, then, the Corporation shall use its best efforts to obtain such Stockholder Approval as promptly as practicable. In the event that shares of Series A Preferred Stock are surrendered for conversion at a time when the Corporation does not have a sufficient number of authorized but unissued or treasury shares of Common Stock available to deliver to the surrendering holder in connection with such conversion, the Corporation shall promptly notify such holder. Such holder may elect (i) not to convert some or all of the Series A Preferred Shares sought to be converted and/or (ii) to require that the Corporation deliver to the holder New Preferred Stock Units in lieu of shares of Common Stock (on the basis of one New Preferred Stock Unit in lieu of each share of Common Stock) in respect of some or all of the Series A Preferred Shares sought to be converted. Any such conversion into New Preferred Stock Units shall otherwise be effected in accordance with, and subject to the provisions of Sections 6(c), 6(d), 6(e) and 6(f). Without the written consent of the Majority Holders, the Corporation shall not take any action which would result in the Series A Preferred Stock being convertible into New Preferred Stock Units (it being agreed that available shares of Common Stock shall first be allocated to the conversion of the shares of Series A Preferred Stock).
                    (d) Costs. The Corporation shall pay all documentary, stamp, transfer or other transactional taxes attributable to the issuance or delivery of shares of Common Stock or New Preferred Stock Units, as applicable, upon conversion of any shares of Series A Preferred Stock; provided, that the Corporation shall not be required to pay any taxes which may be payable in respect of any transfer involved in the issuance or delivery of any certificate for such shares in the name other than that of the holder of the shares of Series A Preferred Stock in respect of which such shares are being issued.
                    (e) Valid Issuance. All shares of Common Stock which may be issued upon conversion of the shares of New Preferred Stock Units will upon issuance by the Corporation be duly and validly issued, fully paid and nonassessable, not issued in violation of any preemptive rights arising under law or contract and free from all taxes, liens and charges with respect to the issuance thereof, and the Corporation shall take no action which will cause a contrary result (including without limitation, any action which would cause the Conversion Price to be less than the par value, if any, of the Common Stock or the New Preferred Stock Units).
          9. Redemption.
                    (a) Series A Preferred Stock.

               (i) At any time following the fourth anniversary of the Issue Date, the Corporation shall have the right, but not the obligation, to redeem all, but not less than all, of the shares of Series A Preferred Stock. In order to redeem the Series A Preferred Stock, written notice of the Corporation’s intent to redeem the Series A Preferred Stock (the “Series A Redemption Notice”) shall be delivered by or on behalf of the Corporation to the holders of record of the Series A Preferred Stock not less than thirty nor more than sixty (60) days prior to the date fixed for redemption of the Series A Preferred Stock (the “Redemption Date”), which date shall be a Business Day. The Series A Redemption Notice shall specify (i) the Corporation’s election to redeem all of the shares of Series A Preferred Stock, (ii) the Redemption Date, (iii) the Conversion Price in effect as of the date of the Series A Redemption Notice, (iv) the Redemption Price (as defined below), calculated as of the Redemption Date, and (v) the name and address of the Redemption Agent and the place or places which certificates may be surrendered and the Redemption Price be paid therefor.
               (ii) If a Series A Redemption Notice shall have been given as hereinbefore provided, then each holder of Series A Preferred Stock shall be entitled to all preferences, dividend, voting and other rights accorded by this resolution until and including the Redemption Date. Without limiting the foregoing, each holder of Series A Preferred Stock shall continue to have the right to convert any or all of its shares of Series A Preferred Stock into shares of Common Stock in accordance with this Certificate. From and after the Redemption Date, unless the Corporation shall have defaulted in the payment of the Redemption Price, the Series A Preferred Stock shall no longer be deemed to be outstanding and all rights of the holders of such shares shall cease and terminate, except the right of the holders of such shares, upon surrender of certificates therefore, to receive amounts to be paid hereunder. In addition, from and after the time the Corporation provides the Series A Redemption Notice, any holder of Series A Preferred Stock shall have the right, in its sole discretion, upon delivery of written notice to the Corporation not less than two (2) Trading Days prior to the Redemption Date, to convert, effective as of the Redemption Date, all or a portion of its shares of Series A Preferred Stock into the same number of shares of a new series of preferred stock (the “Alternate Preferred Stock”) identical in all respects to the Series A Preferred Stock (and with a liquidation preference and accrued dividends equal to the Liquidation Preference and Accrued Dividends as of the Redemption Date), including, but not limited to, the same voting and conversion rights, except that the Alternate Preferred Stock shall not be entitled to the dividend contemplated by the first sentence of Section 4(a) hereof. Upon receipt of such written notice, the Corporation shall promptly designate such new Series of Preferred Stock. Notwithstanding the foregoing, the redemption contemplated hereby shall not be permitted unless a shelf-registration statement under the Securities Act covering the resale of the Common Stock into which the Alternate Preferred Stock would be convertible is then effective (unless not required pursuant to the Subscription and Registration Rights Agreement) and the other Equity Conditions are then satisfied or waived with respect to the             shares of Common Stock. To the extent any shares of Series A Preferred Stock for which the Corporation delivers a Series A Redemption Notice are not converted into Alternate Preferred Stock or Common Stock, then the Corporation shall redeem such shares and, in consideration for such redemption, shall pay the holder of such shares of Series A Preferred Stock an amount in cash equal to 102% of the

               Liquidation Preference as of the Redemption Date for such shares (the “Redemption Price”).
               (iii) On the tenth anniversary of the Issue Date, the Corporation shall redeem all of the shares of the Series A Preferred Stock and shall notify in writing the holders thereof of such redemption thirty (30) days prior to such anniversary date. In consideration for such redemption, the Corporation shall pay the holders of such shares the Liquidation Preference as of the tenth anniversary of the Issue Date for such shares, in its sole discretion, in the form of either (A) cash or (B) if the total value of all shares of Common Stock outstanding immediately prior to such tenth anniversary based on the average Closing Sale Price during the ten (10) Trading Days immediately preceding such tenth anniversary is at least $500,000,000, shares of Common Stock valued at the average Closing Sale Price per share of Common Stock for the ten (10) Trading Days preceding such redemption date. Notwithstanding the foregoing, no shares of Common Stock shall be issued pursuant to clause (B) unless the Equity Conditions are then satisfied or waived with respect to the shares of Common Stock issuable upon such redemption.
               (b) Insufficient Funds. If the Corporation does not have sufficient funds legally available to redeem the shares of Series A Preferred Stock for which redemption is required pursuant to Section 9(a)(iii), then it shall, prior to redeeming any other Series or class of the Corporation’s Preferred Stock or Common Stock, to the maximum lawful extent, redeem such Series A Preferred Stock on a pro rata basis among the Series A Holders in proportion to the number of shares of Series A Preferred Stock held by each of them, and shall redeem the remaining shares to be redeemed as soon as sufficient funds are legally available. The Corporation shall not exercise its rights to redeem Series A Preferred Stock unless it will have adequate funds legally available as of the redemption date to fully meet its payment obligations hereunder.
               (c) Mechanics of Redemption. Subject to a holder’s rights and preferences through the redemption date, including dividend, voting and conversions rights, upon receipt of a notice of redemption, each holder of outstanding shares of Series A Preferred Stock shall on or after the redemption date surrender the certificate or certificates representing the shares being redeemed to the Corporation at the Corporation’s principal executive office, and thereupon the Corporation shall pay the portion of the applicable redemption price for such shares to be paid in the amounts described herein; which, in the case of cash, shall be paid in immediately available funds by wire transfer to an account designated by the holder of such shares or by certified or bank check payable to the order of such holder. Each stock certificate surrendered for redemption shall be cancelled and retired. The Corporation shall appoint a bank or trust company, in good standing organized under the laws of the United States of America or any jurisdiction thereof, having capital aggregating at least $250 million to act as agent (the “Redemption Agent”) to redeem the Series A Preferred Stock. All funds necessary for the redemption shall be deposited with the Redemption Agent in trust at least one Business Day prior to the redemption date for the pro rata benefit of the holders of the Series A Preferred Stock so as to be and continue to be available therefore. The deposit of monies in trust with the Redemption Agent shall be irrevocable except that the Corporation shall be entitled to receive from the Redemption Agent the interest or other earnings, if any, earned on any monies so deposited in trust, and the holders of the shares redeemed shall have no claim to such interest or other earnings, and any balance of monies so deposited by the Corporation and unclaimed by the holders of the Series A Preferred Stock entitled thereto at the expiration of two years from the Redemption Date shall be repaid, together with any interest or other earnings thereon, to the Corporation, and after any such repayment, the holders of the shares entitled to the funds so repaid to the Corporation shall look only to the Corporation for such payment, without interest.
          10. Offer to Purchase Upon a Change of Control.
                    (a) In connection with the occurrence of a Change of Control, the Corporation shall make an offer to purchase all of the shares of Series A Preferred Stock outstanding (a “Change of Control Offer”) on the terms set forth in this Section 10. The Change of Control Offer shall be made in compliance with all applicable laws, including, without limitation (if applicable), Regulation 14E and 14D under the Exchange Act and the rules thereunder and all other applicable Federal and state securities laws. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 10, the Corporation shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 10 by virtue thereof.
                    (b) No sooner than fifteen (15) days nor later than ten (10) days prior to the consummation of a Change of Control (or, if the Corporation is not a party to and has not approved the transaction giving rise to the Change of Control, no later than five (5) days after the consummation of such transaction), the Corporation shall commence the Change of Control Offer by mailing to the transfer agent for the Series A Preferred Stock, if any, and each holder of shares of Series A Preferred Stock a notice, which shall govern the terms of the Change of Control Offer, and shall state:
                    (i) that the Change of Control Offer is being made pursuant to this Section 10 and that all shares of Series A Preferred Stock tendered will be accepted for payment subject to the consummation of the Change of Control;
                    (ii) the Change of Control Price (as defined below) and the period during which the Corporation may accept for payment shares of Series A Preferred Stock (the “Change of Control Payment Date”), which shall be as soon after the date of the notice as legally permissible (subject to consummation of the Change of Control) and shall terminate no earlier than 30 days and no later than 45 days from the date the Change of Control Offer is commenced;
                    (iii) that any shares of Series A Preferred Stock not tendered for payment pursuant to the Change of Control Offer shall continue to accrue dividends and be convertible in accordance with the terms hereof;
                    (iv) that, unless the Corporation defaults in the payment of the Change of Control Price, all shares of Series A Preferred Stock accepted for payment pursuant to the Change of Control Offer shall cease to accrue dividends on the Change of Control Payment Date;
                    (v) that any holder electing to have certificates representing shares of Series A Preferred Stock pursuant to a Change of Control Offer shall be required to surrender such certificates representing shares of Series A Preferred Stock to the Corporation or its designated agent at the address specified in the notice prior to the close of business on the Change of Control Payment Date;
                    (vi) that any holder of a share of Series A Preferred Stock shall be entitled to withdraw such election if the Corporation or its designated agent receives, not later than the close of business on the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the holder of such shares of Series A Preferred Stock, the number of shares of Series A Preferred Stock such holder delivered for purchase, and a statement that such holder is withdrawing its election to have such shares of Series A Preferred Stock purchased;
                    (vii) that a holder whose shares of Series A Preferred Stock are being purchased only in part shall be issued new shares of Series A Preferred Stock for the unpurchased shares of Series A Preferred Stock represented by any certificate surrendered;
                    (viii) the instructions that holders must follow in order to tender their shares of Series A Preferred Stock; and
                    (ix) the circumstances and relevant facts regarding such Change of Control.
                    (c) On the Change of Control Payment Date, the Corporation shall, to the extent of funds legally available therefore and otherwise lawful, (i) accept for payment the shares of Series A Preferred Stock tendered and not withdrawn pursuant to the Change of Control Offer, and (ii) deposit with a paying agent an amount equal to the Change of Control Price in respect of all shares of Series A Preferred Stock so tendered and not withdrawn. Such paying agent shall promptly mail to each holder of shares of Series A Preferred Stock so accepted payment (or pay in person any holder presenting itself at the paying agent) in an amount equal to the purchase price for such shares, and the unpurchased shares of Series A Preferred Stock surrendered, if any.
                    (d) The Corporation shall make a public announcement of the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.
                    (e) The Corporation shall not be required to make a Change of Control Offer in connection with a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 10 and purchases all shares of Series A Preferred Stock validly tendered and not withdrawn under such Change of Control Offer. The Corporation shall not enter into any agreement providing for a Change of Control unless the agreement permits the Corporation or any successor entity to comply with the provisions hereof.
          “Change of Control Price” means an amount of cash per share of Series A Preferred Stock equal to the greatest of (i) the amount to which the holder of such a share would be entitled to receive in the Change of Control had the holder converted its shares into Common Stock immediately prior to the Change of Control, or (ii) an amount which would result in the greater of (x) 115% of the Liquidation Preference as of the date of acceptance for payment and (y) the Internal Rate of Return Threshold as of such date of acceptance for payment.
          11. Voting. In addition to the voting rights provided by applicable law, the Series A Holders shall be entitled to vote on all matters submitted for the vote, consent or approval of the holders of Common Stock, including the election of persons to serve on the Board. On all such matters, the Series A Holders, together with holders of all other shares of the Corporation’s outstanding capital stock entitled to vote on such matter, shall vote together as a single class. For purposes of such voting, each outstanding share of Series A Preferred Stock shall be entitled to a number of votes equal to the number of shares of Common Stock or New Preferred Stock Units that a holder of such share of Series A Preferred Stock would be entitled to receive in connection with the conversion thereof pursuant to Section 6, including Section 6(c), (without regard to whether any necessary Stockholder Approval has been obtained), if such share were converted (and shares of Common Stock issued in respect of any Accrued Dividends pursuant to Section 6(c)) immediately prior to the record date for the vote or written consent of stockholders, if applicable, whether or not such shares or units are then convertible and or whether sufficient Common Stock is available or authorized for such conversion, after taking into account any Limitation on Conversion with respect to such shares. Each Series A Holder shall be entitled to notice of any stockholders’ meeting in accordance with notice provisions applicable to holders of Common Stock set forth in the By-laws of the Corporation and shall receive any proxy materials sent to holders of Common Stock. The Series A Holders shall not be entitled to vote as a separate class on any matter except as provided in this Certificate or by applicable law.
          12. Protective Provisions.
                    (a) The Corporation shall not, without the consent of the Majority Holders, except as contemplated by this Certificate,
                    (i) change its Articles of Incorporation or By-laws (including by amendment, merger or otherwise) in a manner adverse to or that would impair the rights or relative priority of the Series A Holders (so long as the Series A Preferred Stock remains outstanding with the terms thereof unchanged, taking into account that, upon occurrence of a merger, consolidation or similar transaction, the Corporation may not be the surviving entity, then such occurrence shall not be deemed to adversely affect the Series A Holders);
                    (ii) reclassify any capital stock of the Corporation outstanding as of the Issue Date;
                    (iii) increase the authorized number of shares of Series A Preferred Stock or authorize the issuance of, or reclassification into, capital stock ranking pari passu or senior to the Series A Preferred Stock with respect to the payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of the Corporation; or
                    (iv) issue any shares of Series C Preferred Stock other than pursuant to the Exchange.

                    (b) The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issuance or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of all the provisions of this Certificate, including the rights of the holders of the Series A Preferred Stock to convert their shares pursuant to Section 6 hereof and to receive a Change of Control Offer pursuant to Section 10(a) hereof, and in the taking of all actions that may be necessary or appropriate to protect such rights of the holders of Series A Preferred Stock against impairment.
          13. Exchange.
                    (a) Amex Approval. The Corporation shall take, in accordance with applicable law and its articles of incorporation and by-laws, all action necessary to convene a special meeting of holders of its capital stock as promptly as practicable but no later than one-hundred and twenty (120) days after the Issue Date to submit for approval by the requisite vote of the stockholders of the Corporation of a proposal to (a) issue in exchange for each of the outstanding shares of Series A Preferred Stock one share of Series C Preferred Stock and (b) to issue all of the shares of Common Stock potentially issuable upon conversion of the Series C Preferred Stock in accordance with the rules of the American Stock Exchange (such proposal, the “Amex Approval Proposal”). Without limiting the generality of the foregoing, within forty-five (45) days after Closing, the Corporation shall file with the SEC a preliminary proxy statement with respect to such special meeting and shall use its best efforts to cause such proxy statement to be cleared by the SEC as promptly as practicable thereafter. Unless and until the Amex Approval Proposal is approved and adopted by the requisite vote of the stockholders of the Corporation, the Corporation shall resubmit such proposal for stockholder approval and adoption at least at all future annual meetings of its stockholders, and at up to two (2) additional special meetings of its stockholders per year convened at the request of any holder or holders of 15% of the outstanding Shares or shares of Alternate Preferred Stock and at any other meetings chosen by the Corporation. Without limiting the generality of the foregoing, within twenty (20) days after a request for a special meeting of stockholders made in accordance with the foregoing, the Corporation shall file with the SEC a preliminary proxy statement with respect to such special meeting and shall use its best efforts to cause such proxy statement to be cleared by the SEC and to hold such special meeting as promptly as practicable thereafter . In connection with each meeting of stockholders at which the Amex Approval Proposal is submitted for a vote of the stockholders of the Corporation, the board of directors of the Corporation shall recommend to the stockholders that they vote in favor of such Amex Approval Proposal and the Corporation shall use its best efforts to obtain the requisite stockholder approval necessary for the approval and adoption of the Amex Approval Proposal.
                    (b) Exchange. On the first Trading Day after the Amex Approval Proposal is approved and adopted by the requisite vote of the stockholders of the Corporation in accordance with Section 13(a), each outstanding share of Series A Preferred Stock shall be automatically exchanged (an “Exchange”) for one share of Series C Preferred Stock, without any action required by any holder of Series A Preferred Stock. Each existing certificate representing shares of Series A Preferred Stock shall be deemed to be a certificate representing the number of shares of Series C Preferred Stock into which such shares of Series A Preferred Stock were exchanged;

provided, that a holder of such certificate may elect to surrender the certificate or certificates representing the shares being exchanged to the Corporation at the Corporation’s principal executive office (attention: General Counsel), and the Corporation shall effect the delivery within two (2) Trading Days of a new certificate or certificates in respect of the Series C Preferred Stock issued pursuant to the Exchange.
          14. Covenants. Without the approval of the Majority Holders, the Corporation shall not, and shall not permit any Subsidiary to, (i) change, modify or amend the terms of the Series C Preferred Stock or change the number of authorized and designated shares of Series C Preferred Stock (including by merger or otherwise), (ii) issue or sell any shares of Common Stock (other than Excluded Shares), for other than cash (unless the Board and the Majority Holders mutually agree that the fair value of any consideration received by the Corporation is such that the price per share of Common Stock received by the Corporation in such issuance or sale is equal to or greater than the Benchmark Price) or for a price per share less than the Benchmark Price then in effect, (iii) issue or sell for other than cash (unless the Board and the Majority Holders mutually agree on the fair value of any such non-cash consideration) any Convertible Securities or Options entitling any person to acquire shares of Common Stock (other than Excluded Shares) (or modify the terms of any such Option or Convertible Security to entitle any person to acquire thereunder shares of Common Stock) at an effective price per share less than the Benchmark Price or (iv) issue any Options or Convertible Securities entitling the holder thereof to acquire shares of Common Stock at a price or a number of shares of Common Stock that floats or resets or otherwise varies. For purposes of clause (iii) in the preceding sentence, the effective price per share for such Common Stock issuable upon exercise, conversion or exchange of such Convertible Securities or Options shall be deemed to be equal to the amount determined by dividing (A) the total amount, if any, received or receivable by the Corporation or any of its Subsidiaries, as applicable, as consideration for the issuance or sale of such Convertible Securities or Options, plus the aggregate amount of additional consideration, if any, payable to the Corporation or its Subsidiary, as applicable, upon the exercise, conversion or exchange thereof, by (B) the total maximum number of shares of Common Stock issuable upon the exercise, conversion or exchange of such Convertible Securities or Options so issued.
          15. Listing. The Corporation shall use its best efforts to cause the shares of Common Stock and New Preferred Stock Units issuable upon the conversion of the Series A Preferred Stock or as any dividend or redemption payment in respect of the Series A Preferred Stock to be listed or otherwise eligible for trading on each principal market for the Common Stock.
          16. Notice; Adjustments; Waivers.
                    (a) Adjustments; Calculations. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to Section 8, the Corporation shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and promptly furnish to each holder of Series A Preferred Stock a certificate setting forth in detail (i) such adjustment or readjustment, (ii) the Conversion Price before and after such adjustment or readjustment, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of such holder’s shares of Series A Preferred Stock. All such calculations shall be made to the nearest cent or to the nearest one hundredth (1/100) of a share (or 1/100 of a New Preferred Stock Unit) as the case may be.

Notwithstanding anything to the contrary in this Certificate, no adjustment in the Conversion Price shall be made if the amount of such adjustment would be less than $0.01, but any such amount shall be carried forward and an adjustment with respect thereto shall be made at the time of and together with any subsequent adjustment which, together with such amount and any other amount or amounts so carried forward, shall aggregate $0.01 or more.
                    (b) Waiver of Notice. The Majority Holders may, at any time upon written notice to the Corporation, waive any notice or certificate delivery provisions specified herein for the benefit of such holders, and any such waiver shall be binding upon all holders of such securities.
                    (c) Other Waivers. The Majority Holders may, at any time upon written notice to the Corporation, waive compliance by the Corporation with any term or provision herein; provided that any such waiver does not affect any holder of outstanding shares of Series A Preferred Stock in a manner materially different than any other holder, and any such waiver shall be binding upon all holders of Series A Preferred Stock and their respective transferees; provided, however, that no amendment or waiver shall reduce the Liquidation Preference or dividend rate or increase the Conversion Price without the consent of each affected Series A Preferred Holder.
          17. No Reissuance of Series A Preferred Stock. No share or shares of Series A Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be canceled, retired and returned as authorized and unissued shares of Preferred Stock of the Corporation.
          18. Contractual Rights of Holders. The various provisions set forth herein for the benefit of the holders of the Series A Preferred Stock shall be deemed contract rights enforceable by them, including, without limitation, one or more actions for specific performance.
          SECOND: That such determination of the designation, preferences and the relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof, relating to the Series A Preferred Stock was duly made by the Board pursuant to the provisions of the Articles of Incorporation of the Corporation, and in accordance with the provisions of Section 78.1955 of the Nevada Revised Statutes.

     IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed and acknowledged by the undersigned as of the ___day of ___, 2006 as the act and deed of the Corporation.

ENDEAVOUR INTERNATIONAL CORPORATION

By:
Name:
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